UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 3, 2006
Date of Report: (Date of earliest reported event)

Golden Eagle International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

9661 South 700 East, Salt Lake City, Utah 84070
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, If Changed Since Last Report.)

Item 1.01 Entry into a Material Definitive Agreement

Joint-Venture Agreement with Carlos Adriazola and Sabrina Jordan, husband and wife, for the Exploration and Development of the Rio Mojos Gold Mining Project.

On January 3, 2006, Golden Eagle International, Inc. a Colorado corporation (hereinafter referred to as “we”, “us” or “our”), through its wholly-owned subsidiary, Golden Eagle International, Inc. (Bolivia) (hereinafter referred to as “GEII Bolivia”) entered into a Joint-Venture Agreement (the “Agreement”) with Carlos Adriazola and Sabrina Jordan, husband and wife, (hereinafter referred to as “the Adriazolas”), Bolivian nationals, for the exploration and development of the Rio Mojos gold mining project in Bolivia. The Rio Mojos project is located 250 miles north of La Paz, Bolivia, and covers 7,163 acres that extend along a 25-mile section of the Mojos River. The general terms of the Agreement include the following:

a.	The Agreement forms a joint-venture for 20 years (renewable for another 20 years at the discretion of GEII Bolivia) between GEII Bolivia and the Adriazolas, which will have its own identity and tax number, for the exploration and development of four mining concessions owned by the Adriazolas that extend for approximately 25 kilometers along the Mojos River in the Department (State) of La Paz.

b.	GEII Bolivia will own 94% of the joint-venture and the Adriazolas 6%. The Adriazolas participation in the production of the joint-venture will be through a net smelter return (“NSR”) of 6%. The NSR is established based on the following definition: “The invoiced price on the day of the sale of the products (minerals), less the cost of refining, commercialization, transport, port expenses, shipping, insurance, royalties, taxes and penalties when applicable.”

c.	GEII Bolivia will have one year from April 2006 (until April 2007) in which to invest $500,000 in the exploration of the subject mining concessions and the production of a feasibility study.

d.	Within 15 days of the expiration of the year of exploration and feasibility work, or the presentation of the feasibility study to the Adriazolas, GEII Bolivia must inform the Adriazolas if, based on its feasibility study, it intends to continue to the next phase, which would be production, and on what schedule in accordance with the recommendations resulting from the feasibility study.

e.	The parties will have 30 days from the Notice of Intent to Enter into Production in which to elaborate an acceptable Mining Plan based on the feasibility study.

f.	The Adriazolas only contribution to the joint-venture is the right for the joint-venture to explore and develop the subject mining concessions. GEII Bolivia will be responsible for all other investments and capital contributions.

g.	Distributions to the Adriazolas of the NSR will be made on a quarterly basis within 30 days of the end of each quarter.

h.	GEII Bolivia will be responsible for the administration and operation of the joint-venture with the exception of the composition of the board of directors of the joint venture. The Adriazolas will be entitled to name one director out of three to the joint-venture board of directors. The board’s decisions will be taken by a majority vote.

i.	The Adriazolas will be entitled to have a representative present on-site who may circulate freely within the exploration workings or the mine and recovery plant, and who will be entitled to be notified of, and present for, all clean-ups when the recovered minerals, principally gold, are removed from the recovery equipment.

j.	GEII Bolivia is required to pay all annual mining concession patents (claims fees) during the term of the Agreement beginning with the patents for 2006, which are due in January of 2007, and to ensure that all environmental laws and permitting requirements are met.

k.	The joint-venture will be audited on an annual basis.

l.	All disputes will be settled in arbitration before a panel of three arbitrators chosen from a list provided by the Bolivian National Chamber of Commerce.

m.	The Agreement will be subject to, and suspended by, force majeure, impossibility and third-party interference.

Item 8.01 Other Events.

On January 3, 2006 we issued a press release regarding the Joint-Venture Agreement for the exploration and development of the Rio Mojos gold project. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

99.1      Press release dated January 3, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of January, 2006.

Golden Eagle International, Inc. By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer